Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) amends and restates, effective as of this 5th day of February, 2010, that certain Employment Agreement made and entered into as of the 11th day of February, 2008, as amended by that certain Amendment to Employment Agreement entered into as of the 29th day of December, 2008 (collectively, the “Original Agreement”) by and between Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (together with its successors and assigns, the “Company”), and Amit Sachdev (the “Executive”).

W IT N E S S E T H

WHEREAS, the Company is employing the Executive as the Company’s Senior Vice President, Public Policy and Government Affairs; and

WHEREAS, the Company and the Executive desire to amend the Original Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which mutually is acknowledged, the Company and the Executive (each individually a “Party”, and together the “Parties”) agree as follows:

1. DEFINITIONS.

“Base Salary” shall mean the Executive’s base salary in accordance with Section 4 below.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean (i) the Executive is convicted of a crime of moral turpitude, (ii) the Executive willfully refuses or fails to follow a lawful directive or instruction of the Board or the individual to whom the Executive reports, provided that the Executive receives prior written notice of the directive(s) or instruction(s) that the Executive failed to follow and provided further that the Company, in good faith, gives the Executive thirty (30) days to correct any problems and further provided that the Executive shall not have corrected the problem(s) within such 30 day period, or (iii) the Executive, in carrying out the Executive’s duties, commits (A) willful gross negligence or (B) willful gross misconduct resulting, in either case, in material harm to the Company unless such act, or failure to act, was believed by the Executive, in good faith, to be in the best interests of the Company, or (iv) the Executive violates the Company’s policies made known to him regarding confidentiality, securities trading or inside information.

“Change of Control” shall have the meaning set forth in the Change of Control Agreement.

“Change of Control Agreement” shall mean the Change of Control letter agreement between the Company and the Executive of even date herewith.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the common stock of the Company.

“Disability” or “Disabled” shall mean a disability as determined under the Company’s long-term disability plan or program in effect at the time the disability first occurs, or if no such plan or program exists at the time of disability, then a “disability” as defined under Section 22(e)(3) of the Code.

“Effective Date” shall mean February 11, 2008.

“Good Reason” shall mean that, without the Executive’s consent, one or more of the following events occurs:

(i)          the Executive is assigned to any duties or responsibilities that are inconsistent, in any significant respect, with the scope of duties and responsibilities customarily associated with the position and office of Senior Vice President, Public Policy and Government Affairs, provided that such reassignment of duties or responsibilities is not due to the Executive’s Disability or performance, nor is at the Executive’s request; or

(ii)         the Executive suffers a reduction in the authorities, duties, and responsibilities associated with the Executive’s position as Senior Vice President, Public Policy and Government Affairs, provided that such reassignment of duties or responsibilities is not due to the Executive’s Disability or the Executive’s performance, and is not at the Executive’s request or with the Executive’s  prior agreement; or

(iii)        the Executive’s Base Salary is decreased below $350,000 per year, other than a reduction that is part of an across-the-board proportionate reduction in the salaries of the senior management team; or

(iv)       the Executive’s office is relocated thirty-five (35) or more miles from Washington, D.C. (other than in connection with relocation of the Company’s offices);

provided that Good Reason shall not exist unless and until within 30 days after the event giving rise to Good Reason under any of (i) through (iv) above has occurred, the Executive delivers a written termination notice to the Company stating that an event giving rise to Good Reason has occurred and identifying with reasonable detail the event that the Executive asserts constitutes Good Reason under any of (i) through (iv) above and the Company fails or refuses to cure or eliminate the event giving rise to Good Reason on or within 30 days after receiving such notice.  To avoid doubt, the termination of the Executive’s employment would become effective at the close of business on the thirtieth day after the Company receives the Executive’s termination notice, unless the Company cures or eliminates the event giving rise to Good Reason prior to such time.

“Pro-Rata Share of Restricted Stock” shall mean, for any grant of restricted stock as to which the Company’s repurchase right lapses ratably over a specified period (e.g. in equal annual increments over four years), that number of shares as to which the Company’s repurchase right with respect to those shares would have lapsed if the Executive’s employment by the Company had continued for an additional 18 months.  For any other shares of restricted stock, “Pro-Rata Share of Restricted Stock” shall mean, as to any shares of restricted stock which were granted on the same date and as to which the Company’s repurchase right lapses on the same date, that portion of such shares calculated by multiplying the number of shares by a fraction, the numerator of which is the number of days that have passed since the date of grant (until the employment termination date), plus the number of days in the 18 months after the employment termination date, and the denominator of which is the total number of days from the date of the grant until the date (without regard to any provisions for earlier vesting upon achievement of a specified goal) on which the Company’s repurchase right would lapse under the terms of the grant.

“Severance Payment” shall mean an amount equal to the sum of the Base Salary in effect on the date of termination of Executive’s employment, plus the amount of the Target Bonus for the Executive for the year in which the Executive’s employment is terminated; provided, however, that if the Executive terminates the Executive’s employment for Good Reason based on a reduction in Base Salary, then the Base Salary to be used in calculating the Severance Payment shall be the Base Salary in effect immediately prior to such reduction in Base Salary.

“Target Bonus” shall mean the target cash bonus for which the Executive is eligible on an annual basis, at a level consistent with the Executive’s title and responsibilities, under the Company’s bonus program then in effect and applicable to the Company’s senior executives generally.

2. TERM OF EMPLOYMENT.

The Company hereby employs the Executive, and the Executive hereby accepts such employment, continuing until termination in accordance with the terms of this Agreement.  The period during which the Executive is employed hereunder is referred to in this Agreement as the “term of employment.”

3. POSITION.

On the Effective Date, the Executive shall be employed as the Company’s Senior Vice President, Public Policy and Government Affairs.

4. BASE SALARY.

The Executive’s annualized Base Salary as of the date of this Agreement is $376,884.00, payable in accordance with the regular payroll practices of the Company. The Base Salary shall be reviewed no less frequently than annually, and any changes thereto (which shall thereafter be deemed the Executive’s Base Salary) shall be solely within the discretion of the Board.

5. TARGET BONUS PROGRAM.

During the term of employment, the Executive shall be eligible to participate in the Company’s Target Bonus program (and other cash incentive compensation programs) applicable to the Company’s senior executives, as any such programs are established and modified from time to time by the Board in its sole discretion, and in accordance with the terms of such program.

6.  INCENTIVE COMPENSATION PROGRAMS.

During the term of employment, the Executive shall be eligible to participate in the Company’s incentive compensation programs applicable to the Company’s senior executives, as such programs may be established and modified from time to time by the Board in its sole discretion.

7. EMPLOYEE BENEFIT PROGRAMS.

During the term of employment, the Executive shall be entitled to participate in all employee welfare and pension benefit plans, programs and/or arrangements offered by the Company to its senior executives, as such plans, programs and arrangements may be amended from time to time, to the same extent and on the same terms applicable to other senior executives. Nothing in this section shall preclude the Company from amending or terminating any of its employee benefit plans, programs or arrangements.

8. VACATION.

During the term of employment, the Executive shall be entitled to at least 4 weeks of paid vacation days each calendar year in accordance with the Company’s vacation policy then in effect.

9. TERMINATION OF EMPLOYMENT.

(a)  Termination in Connection with a Change of Control.  To the extent the Executive is entitled, in connection with the Executive’s termination of employment, to severance or other benefits under the Change of Control Agreement, the Executive shall not be entitled to corresponding benefits under this Section 9.

(b) Termination by the Company for Cause; or Termination by the Executive without Good Reason.  If the Company terminates the Executive’s employment for Cause, or if the Executive voluntarily terminates the Executive’s employment, other than for Good Reason, death or Disability, the term of employment shall end as of the date specified below, and the Executive shall be entitled to the following:

(i)          Base Salary earned by Executive but not paid through the date of termination of Executive’s employment under this Section 9(b); and

(ii)         any amounts earned, accrued or owing to the Executive but not yet paid under Sections 5, 6, or 7  above.

Termination by Company for Cause shall be effective as of the date noticed by the Company.  Voluntary termination by Executive other than for Good Reason, death or Disability shall be effective upon 90 days’ prior written notice to the Company and shall not be deemed a breach of this Agreement.

(c) Termination by the Company Without Cause; or Termination by the Executive for Good Reason.  If the Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), or is terminated by the Executive for Good Reason (in accordance with the notice and cure provisions set forth in the definition of “Good Reason” above), the Executive shall be entitled to the following (provided that, with respect to (iii) and (v) such amounts shall be subject to and in exchange for a general release executed by Executive within 30 days of the date of termination of all claims against the Company, its subsidiaries, and their officers, directors, agents and representatives):

(i)          Base Salary earned by Executive but not paid through the date of termination of Executive’s employment under this Section 9(c);

(ii)         all incentive compensation awards earned by Executive but not paid prior to the date of termination of Executive’s employment under this Section 9(c);

(iii)        a cash payment to the Executive in an amount equal to the Severance Payment, payable within ten days after the execution of a general release and expiration without revocation of any applicable revocation periods under the general release;

(iv)       any amounts earned, accrued or owing to the Executive but not yet paid under Sections 5, 6 or 7 above;

(v)        if COBRA coverage is elected by the Executive, the Company shall pay the cost of insurance continuation premiums on the Executive’s behalf (whether or not covered by COBRA) to continue standard medical, dental and life insurance coverage for the Executive (or the cash equivalent of same in the event the Executive is ineligible for continued coverage) until the earlier of:

(A)     the date 12 months after the date the Executive’s employment is terminated; or

(B)     the date, or dates, on which the Executive receives equivalent coverage and benefits under the plans, programs and/or arrangements of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis).

(vi)       all stock options held by the Executive as of the date of the termination under this Section 9(c) that are not exercisable as of that date shall be deemed to have been held by the Executive for an additional 18 months, for purposes of vesting and exercise rights, and any options that become exercisable shall remain exercisable until the earlier of (1) the end of the 90-day period following the date of termination of employment or (2) the date the stock option would otherwise expire; and

(vii)      the Company’s lapsing repurchase right shall lapse with respect to the Pro-Rata Share of Restricted Stock.

If Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code, any payment of “nonqualified deferred compensation” (as defined under Section 409A of the Code and related guidance) attributable to a “separation from service” (as defined under Section 409A of the Code and related guidance) shall not commence until the first full business day that is more than 6 months after the applicable separation from service (“Deferred Payment Date”).  Any payments that would otherwise have been made between the separation from service and the Deferred Payment Date, but for this paragraph, shall be made in a lump sum on the Deferred Payment Date.  Payments that, in any case, are scheduled to be made after the Deferred Payment Date shall continue according to the applicable payment schedule.  To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code (as the result of further services that reasonably are anticipated to be provided by the Executive to the Company at the time the Executive’s employment is terminated), the payment of any nonqualified deferred compensation will be further delayed until the date that is the first full business day that is more than 6 months after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code.

10. ASSIGNABILITY; BINDING NATURE.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

11. REPRESENTATIONS.

The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement, and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents and warrants that no agreement exists between him and any other person, firm or organization that would be violated by the performance of the Executive’s obligations under this Agreement.

12.  INDEMNIFICATION; INSURANCE.

The Executive shall at all times be indemnified and eligible for advancement of expenses on the same basis as is provided for the Company’s other executive officers and in accordance with the provisions of the Company’s charter and by-laws then in effect.  The Executive shall also be covered under all of the Company’s policies of liability insurance maintained for the benefit of its directors and officers on the same basis as is provided for its other executive officers.

13. ENTIRE AGREEMENT; TERMINATION.

This Agreement, the agreements referenced herein, and the Employee Non-Disclosure, Non-Competition & Inventions Agreement between the Executive and the Company, contain the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.  Subject to the terms of this Agreement, the Company shall be entitled to terminate the Executive’s employment at any time, and the Executive may terminate the Executive’s employment by the Company, at any time, in each case by written notice provided in accordance with Section 20 of this Agreement.

14. AMENDMENT OR WAIVER.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

15. SEVERABILITY.

If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

16. SURVIVORSHIP.

The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

17. BENEFICIARIES/REFERENCES.

The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to the Executive’s beneficiary, estate or other legal representative.

18. GOVERNING LAW/JURISDICTION.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts without reference to principles of conflict of laws.

19. RESOLUTION OF DISPUTES.

Any disputes arising under or in connection with this Agreement may, at the election of the Executive or the Company, be resolved by binding arbitration, to be held in Massachusetts in accordance with the Rules and Procedures of the American Arbitration Association. If arbitration is elected, the Executive and the Company shall mutually select the arbitrator. If the Executive and the Company cannot agree on the selection of an arbitrator, each Party shall select an arbitrator and the two arbitrators shall select a third arbitrator, and the three arbitrators shall form an arbitration panel that shall resolve the dispute by majority vote. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Costs of the arbitrator or arbitrators and other similar costs in connection with an arbitration shall be shared equally by the Parties; all other costs, such as attorneys’ fees incurred by each Party, shall be borne by the Party incurring such costs.

20. NOTICES.

All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:	Vertex Pharmaceuticals Incorporated
130 Waverly Street
Cambridge, MA 02139-4242
Attn: Chief Executive Officer
with copies to:
the General Counsel

If to the Executive:	at the Executive’s home address listed in the Company records.

Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day; (b) on the business day after dispatch if sent by nationally-recognized overnight courier; and/or (c) on the fifth business day following the date of mailing if sent by mail.

21. HEADINGS.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

22. COUNTERPARTS.

This Agreement may be executed in two or more counterparts.

23. SECTION 409A COMPLIANCE.

It is the intention of the Company and the Executive that this Agreement and the payments provided for herein meet the requirements of Section 409A of the Code, to the extent applicable to this Agreement and such payments.  The Company and the Executive agree to cooperate in good faith in preparing and executing, at such time as sufficient guidance is available under Section 409A and from time to time thereafter, such amendments to this Agreement, if any, as the Executive may reasonably request solely for the purpose of assuring that this Agreement and the payments provided hereunder meet the requirements of Section 409A.  Nothing in this Section 23 shall require the Company to increase the Executive’s compensation or make the Executive whole for any requested changes.

24. TAX WITHHOLDING; NO GUARANTEE OF ANY TAX CONSEQUENCES.

All payments hereunder shall be subject to all applicable withholding for any federal, state or local income taxes including any excise taxes under the Code.  Notwithstanding any other provision of this Agreement to the contrary or other representation, the Company does not in any way guarantee the tax consequences of any payment or compensation under this Agreement including, without limitation, under Section 409A of the Code.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Vertex Pharmaceuticals Incorporated

/s/Matthew W. Emmens
Matthew W. Emmens, President, Chairman,
and Chief Executive Officer

Executive

/s/Amit Sachdev
Amit Sachdev